COPPER FLATS DRILLING CONFIRMS

CONTINUITY OF MINERALIZATION

Vancouver, B.C., Tuesday, June 28, 2005 - Entrée Gold Inc. (TSX-V: ETG – “Entrée” or the “Company”) reports that visually strong copper mineralization has been encountered in hole EGD016C. This hole is located on Copper Flats, approximately 225m northeast of holes EGD006/006A, midway between previously reported holes EGD006/006A and EGD008. These holes, in combination with several infill holes currently in progress, appear to define a continuous north-northeast trending zone of high-grade copper and gold mineralization.

Copper mineralization in hole EGD016C, between down-hole depths of 1,078 and 1,326 meters, is predominantly chalcopyrite hosted in basalt. Commencing at 1,326m, the mineralization changes to primarily bornite and is hosted within silicified quartz monzonite. As of June 28, Mongolian time, the hole was in strong copper mineralization at a down-hole depth of 1,444m.

The bornite rich copper mineralization in hole EGD016C is visually similar to that encountered in hole EGD008. Significant intercepts encountered in holes EGD006, EGD006A and EGD008 were reported in Entrée’s news releases of April 27 and June 6, 2005, and are summarized in a news release of today’s date by Ivanhoe Mines Ltd. (NYSE: IVN; TSX: IVN – “Ivanhoe”).

Greg Crowe, Entrée’s President and CEO, commented: “The intersection of strong copper mineralization in hole EGD016C confirms the continuity of the Hugo North mineralized system between EGD006A, at the property boundary, and EGD008, covering a northeast strike extent of 450m. The copper-gold system remains open to the north and to depth. Further updates from Ivanhoe’s continuing, aggressive evaluation of the Hugo North extension will be provided as they become available.”

Ivanhoe currently has seven drills on Entrée's Copper Flats area, testing the north-northeasterly extension to the Hugo North deposit. Additional infill holes will be required to determine the true geometry and grade of the mineralized system, along with possible offsets and/or changes in thickness due to faulting and/or folding.

QUALITY CONTROL AND ASSURANCE

Robert Cann, P.Geo., Entrée’s Exploration Manager and a “qualified person” as defined by National Instrument 43-101, is responsible for the preparation of technical information in this news release. SGS Analabs Pty. Ltd. prepares the split drill core at the project site and assays all samples at its facility in Ulaanbaatar, Mongolia. Ivanhoe’s QA/QC program is monitored by independent consultant Dr Barry Smee, P.Geo., and managed on site by Dale Sketchley, M.Sc., P.Geo. Prepared standards and blanks are inserted at the sample preparation lab on the project site to monitor the quality control of the assay data.

ABOUT ENTRÉE GOLD INC.

Entrée Gold Inc. (www.entreegold.com) is an exploration stage junior resource company engaged in the exploration of gold and copper prospects. The Company is a large landholder in Mongolia’s south Gobi Desert, near the Chinese border. Entrée maintains 100% royalty-free interest in the 179,590 hectare Lookout Hill (Shivee Tolgoi) property which completely surrounds Ivanhoe’s 8,500 hectare Turquoise

Hill (Oyu Tolgoi) holdings. Ivanhoe has an earn-in agreement with Entrée whereby Ivanhoe can earn up to an 80% interest in a project area covering approximately 22% (approximately 40,000 hectares) of Entrée’s Lookout Hill property by spending US$35 million on the project and financing Entrée’s subsequent share of project expenditures. The Company is a Tier 1 listed company with its shares trading on the TSX Venture Exchange under the symbol “ETG”.

FURTHER INFORMATION

Primoris Group

Tel: 866-368-7330

Email: ETG@primorisgroup.com

or

Entrée Gold Inc.

Mona Forster, Business Manager

Tel: 604-687-4777

Website: www.entreegold.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this news release include those concerning the extent to which the Hugo North Deposit extends onto Copper Flats and the continuity of mineralization in any such extension.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled “Risk Factors” in the Company’s periodic filings with the British Columbia Securities Commission, which can be viewed at www.SEDAR.com, and with the United States Securities and Exchange Commission, which can be viewed at www.SEC.gov.